Exhibit 2.2

[PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIALITY UNDER RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.  THE CONFIDENTIAL PORTIONS OF THIS EXHIBIT THAT HAVE BEEN OMITTED ARE MARKED WITH “[***].” A COPY OF THIS EXHIBIT WITH ALL SECTIONS INTACT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]

THIRD AMENDMENT

TO

LIMITED LIABILITY COMPANY AGREEMENT

OF

RED IRON ACCEPTANCE, LLC

THIS THIRD AMENDMENT TO LIMITED LIABILITY COMPANY AGREEMENT OF RED IRON ACCEPTANCE, LLC, dated as of November 29, 2016 (this “Amendment”), is entered into by and between RED IRON HOLDING CORPORATION, a Delaware corporation (“Toro Sub”), and TCFIF JOINT VENTURE I, LLC, a Minnesota limited liability company (“TCFIF Sub”).  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the LLC Agreement (as hereinafter defined).

RECITALS

A.                                    Toro Sub and TCFIF Sub are parties to that certain Limited Liability Company Agreement of Red Iron Acceptance, LLC, dated as of August 12, 2009, as amended by the Amendment No. 1 to Limited Liability Company Agreement of Red Iron Acceptance, LLC, made as of May 31, 2011 and by the Second Amendment to Limited Liability Company Agreement of Red Iron Acceptance, LLC dated as of June 6, 2012 (as so amended, the “LLC Agreement”).

B.                                    The parties hereto have agreed to amend the LLC Agreement as provided herein.

NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.                                      Amendments.

(a)                                 Extension of Initial Term.  Section 1.04 of the LLC Agreement is amended and restated in its entirety to read as follows:

“1.04                 Term.  Subject to the provisions of Article X below, the initial term of the Company shall commence on the date first written above (the “Formation Date”), shall continue until October 31, 2024 (the “Initial Term”), and thereafter shall be extended automatically for additional two-year terms (each, an “Additional Term”) unless at least one year prior to the expiration of the Initial Term or Additional Term (as applicable) either Member gives notice to the other Member of its intention not to extend the term, in which event the Company shall dissolve and be wound-up in accordance with the provisions of said Article X.”

(b)                                 Required Approvals. The “or” at the end of Section 6.04(bb) of the LLC Agreement is deleted, the period at the end of Section 6.04(cc) is changed to a semi-colon and the word “or” is added after such semi-colon, and the following is added as a new Section 6.04(dd):

“(dd)                   establish or amend service level agreements (SLAs) applicable to the services provided under either of the Services Agreements, which service level agreements (if any) the Members will endeavor to re-evaluate on a periodic basis.”

(c)                                  Extension of Dates Referred to in the Toro Sub Purchase Option.

(i)                                     Sections 9.03(a)(i)(A) — (C) of the LLC Agreement are amended and restated in their entirety to read as follows:

“(A)                         if the Closing Date occurs at the expiration date of the Initial Term, an amount equal to the greater of (y) [***] or (z) [***];

(B)                                if the Closing Date occurs at the expiration date of the first Additional Term, an amount equal to [***]; or

(C)                               if the Closing Date occurs at the expiration date of the second Additional Term or at any time thereafter, an amount equal to [***].”

The paragraph following clause (C) of Section 9.03(a)(i) of the LLC Agreement shall remain without change.

(ii)                                  Section 9.03(b)(i)(i) of the LLC Agreement is amended and restated in its entirety to read as follows:

“(i)                             during the 31-day period commencing on October 1 of the year prior to the calendar year in which the Initial Term expires, or”

(d)                                 Dissolution. Section 10.01(h) of the LLC Agreement is amended and restated in its entirety as follows:

“(h)                          upon election of a Member to dissolve due to non-viability of the Company, as described below, provided that notice of such election may not be given prior to the second anniversary of the initial closing by the Company of a purchase under the initial Receivable Purchase Agreement.

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

(For purposes of this Agreement, (i) “non-viability shall mean (A) failure of the Company to achieve a minimum four quarter rolling return average for each four-quarter period ending after the second anniversary of the initial closing of a purchase by the Company under the initial Receivable Purchase Agreement of [***] of pre-tax return on assets or such other return as may hereafter be agreed upon in writing by the Members or (B) agreement of the Members to the effect that the equity requirements of the Company exceed the sum of [***]; and (ii) “pre-tax return on assets” shall mean a quotient, (A) the numerator of which is equal to the product of (x) the pre-tax income of the Company from the first day of the first calendar month covered by such calculation, divided by the number of calendar months included in the period covered by such calculation, multiplied by (y) 12, and (B) the denominator of which is equal to (x) the sum of the monthly Average Net Receivables for each calendar month included in the period covered by such calculation, divided by (y) the number of calendar months included in the period covered by such calculation.)”

(e)                                  Notices. Section 11.03 of the LLC Agreement is amended and restated in its entirety as follows:

“11.03          Notices. Notices and all other communication provided for herein shall be in writing and shall be deemed to have been given to a Member at the earlier of (a) when personally delivered to (b) one business day after deposit with a national overnight courier services; in each case addressed as follows:

If to TCFIF Sub:                                                       TCFIF Joint Venture I, LLC

1475 E. Woodfield Road, Suite 1100

Schaumburg, IL 60173

Attention: Chief Legal Counsel

With copies to:

TCF National Bank

200 E. Lake Street

Wayzata, MN 55391

Attention: General Counsel

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

and

Faegre Baker Daniels LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, MN 55402

Attention: Kate Sherburne

If to Toro Sub:                                                                 Red Iron Holding Corporation

c/o The Toro Company

8111 Lyndale Avenue South

Bloomington, MN 55420

Attention: Treasurer

With copies to:

The Toro Company

8111 Lyndale Avenue South

Bloomington, MN 55420

Attention: General Counsel

and

Fox Rothschild LLP

Campbell Mithun Tower — Suite 2000

222 South Ninth St.

Minneapolis, MN 55402

Attention: C. Robert Beattie, Esq.

or to such other address as either Member hereto may have furnished to the other Member hereto in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.”

2.                                      Change in Title of General Manager. The General Manager of the Company shall, from and after the date of this Amendment, be referred to as the Director of Operations. All references to “General Manager” in the LLC Agreement and in any other document or instrument entered into prior to the date hereof by the parties hereto or their respective Affiliates are hereby amended to refer to the “Director of Operations.”

3.                                      Affirmation of LLC Agreement; Further References.  The parties hereto each acknowledge and affirm that the LLC Agreement, as hereby amended, is hereby ratified and confirmed in all respects, and all terms, conditions and provisions of the LLC Agreement, except as amended by this Amendment, shall remain unmodified and in full force and effect.  All references in any document or instrument to the LLC Agreement (including references in the LLC Agreement to the terms thereof) are hereby amended to refer to the LLC Agreement as amended through this Amendment.

4.                                      Entire Agreement.  This Amendment, on and after the date hereof, contains all of the understandings and agreements of whatsoever kind and nature existing among the parties hereto and their respective Affiliates with respect to this Amendment, the subject matter hereof, and the rights, interests, understandings, agreements and obligations of the parties hereto and their respective Affiliates pertaining to the subject matter hereof with the effect that this Amendment shall control with respect to the specific subjects hereof.

5.                                      Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.  Delivery of an executed counterpart of this Amendment by facsimile transmission or by electronic mail in portable document format (.pdf) shall be as effective as delivery of a manually executed counterpart hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

RED IRON HOLDING CORPORATION

By:	/s/ Renee J. Peterson
Name: Renee J. Peterson
Its: President

TCFIF JOINT VENTURE I, LLC

By:	/s/ Rosario A. Perrelli
Name: Rosario A. Perrelli
Its: President

(Signature page to Third Amendment to Limited Liability Company Agreement of Red Iron Acceptance, LLC)